BACKBLAZE, INC.

___________________
INSIDER TRADING POLICY
and
Guidelines with Respect to
Certain Transactions in Securities
___________________

(Adopted on April 22, 2021;
Effective upon the effectiveness of the registration statement relating to the Company’s initial public offering;
Amended July 29, 2022 and March 5, 2025)

A.SELECTED INSIDER TRADING POLICY HIGHLIGHTS

●It is prohibited to trade if you are in possession of material nonpublic information.
●It is also prohibited to share material nonpublic information with unauthorized third parties that trade on the basis of such information.
●Persons subject to the Company’s quarterly restricted trading window (or a special restricted trading window) may not trade during such restricted periods, and may only trade during an open trading window period (except pursuant to an approved 10b5-1 trading plan as described more fully below).
○The trading window will open at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter (ie, the second trading day after the earnings announcement).
○The trading window will close at the end of the 15th day of the third month of each fiscal quarter. If the 15th is on a weekend, from a practical standpoint, this means that the last day of trading would be the Friday before.
○The Company reserves the right to change these dates without prior notice.
○Company employees shall be subject to the Company’s quarterly restricted trading window depending on access to material nonpublic information relating to quarterly results or other similar information as determined by the Company’s Compliance Officer.
○Even if the trading window is open, you cannot trade if you are in possession of material nonpublic information.
●10b5-1 automatic trading plans can allow for trading during quarterly restricted trading windows or when otherwise in possession of material nonpublic information.
○10b5-1 trading plans must comply with applicable law and the Company’s policies and be approved by the Company’s Trading Compliance Officer (General Counsel and Chief Compliance Officer).

B.PROHIBITION ON INSIDER TRADING
As described in more detail below, insider trading occurs when a person purchases, sells, transfers or otherwise trades a company’s securities while aware of material nonpublic information or discloses material nonpublic information to others outside the company who then trade the company’s securities. Backblaze, Inc. (the “Company”) strictly prohibits the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. If you engage in such actions, you will violate this Insider Trading Policy (the “Policy”). This Policy may be amended at any time by the Company.
1.No trading on material nonpublic information
You may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. In addition, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. Notwithstanding the foregoing, there are certain limited exceptions, as detailed below, which may be permissible. It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
Certain employees and other persons affiliated with the Company will also be subject to a quarterly restricted trading period in connection with the Company’s quarterly financial results and public company filings. The Company may also impose special restricted trading periods from time to time. See the Trading Restricted Periods, as detailed below, for further details.
2.No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company due to information obtained at the Company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material nonpublic information includes disclosure (even anonymous disclosure) via the internet, blogs, investor forums or chat rooms where companies and their prospects are discussed.
3.Legal prohibitions on insider trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
4.Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and the Nasdaq Stock Market use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
5.Penalties for violation of insider trading laws and this Policy
Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
●damages in a private lawsuit;
●disgorging any profits made or losses avoided;
●imprisonment for up to 20 years;
●criminal fines of up to $5 million for individuals and $25 million for entities;
●civil fines of up to three times the profit gained or loss avoided;
●a bar against serving as an officer or director of a public company; and
●an injunction against future violations.
Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including termination of employment for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
6.Insider Trading Compliance Officer
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer (the “Compliance Officer”), who is the Company’s General Counsel and Chief Compliance Officer. The Compliance Officer is

generally responsible for the administration of this Policy. The Compliance Officer may, from time to time, select others to assist with the execution of his or her duties (including the pre-clearance of trades). In the event that the Compliance Officer is unavailable for any extended duration, you may also contact the Chief Financial Officer regarding any questions or actions related to this Policy.
7.Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations that you suspect or become aware of, and promptly report violations or suspected violations of this Policy to the Compliance Officer. If anonymity is a concern, the Company will strive to maintain your anonymity to the extent reasonably possible. You may report violations or suspected violations of this Policy by contacting the Compliance Officer directly or submitting a notification through any of the means available on the Company’s whistleblower platform (see the Company’s Whistleblower Policy). If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
8.Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

C. PERSONS AND TRANSACTIONS COVERED BY THIS POLICY
1.Persons covered by this Policy
This Policy applies to all directors, officers, employees, consultants, contractors and other agents of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.
2.Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. In addition, this Policy applies to pledging securities as collateral for loans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction. Please see Appendix A for a detailed description of Additional Types of Transactions.
3.Applicability of this Policy after your departure from the Company
You must comply with this Policy until such time as (i) you are no longer affiliated with the Company and (ii) you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading restriction under this Policy at the time you cease to be affiliated with the Company, you must continue to abide by the applicable trading restrictions until at least the end of the relevant restricted trading period.
4.No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

D. DEFINITIONS OF MATERIAL NONPUBLIC INFORMATION
1.“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:
●Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
●Restatements of financial results, or material impairments, write-offs or restructurings;
●Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
●Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
●Impending bankruptcy or financial liquidity problems;
●Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
●Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
●Significant developments in research and development or relating to intellectual property;
●Significant legal or regulatory developments, whether actual or threatened;
●Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, imminent distribution of venture investors’ holdings to limited partners, modification to the rights of security holders or notice of delisting;
●Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
●The existence of a special restricted trading period; and

●Major personnel changes, such as changes in senior management or lay-offs.

What constitutes “material” information will vary based on the specific facts-and-circumstances, and may differ between different companies. If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
2.“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least one full trading day (see definition below) has elapsed after the information is broadly disseminated to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.
3.“Trading Day”
The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed. For example, in general, if the Company issues its earnings release on a Wednesday afternoon, then Thursday would be the next full trading day, and you would not be able to trade in the Company’s securities until that Friday.

E. RESTRICTED TRADING PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly restricted trading periods and may institute special restricted trading periods from time to time (formally known as “trading blackout windows”). It is important to note that whether or not you are subject to special restricted trading periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
1.Quarterly restricted trading periods
Quarterly restricted trading periods related to the Company’s quarterly financial results and public company filings are particularly sensitive times for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals will often be deemed to possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Persons Subject to the Quarterly Trading Restriction. Except as discussed in the section entitled “Limited Exceptions” below, all members of the Board of Directors, all Executive Officers that report directly to the Chief Executive Officer and other employees, consultants, contractors and other agents of the Company that are notified by the Compliance Officer (or designee) that they are subject to the Quarterly Trading Restriction must not engage in any transactions involving the Company’s securities during the applicable quarterly restricted trading periods.
Quarterly Restricted Period. For individuals subject to the Quarterly Trading Restriction, the open trading window begins at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter and ends at the end of the 15th day of the third month of each fiscal quarter. If the 15th is on a weekend, from a practical standpoint, this means that the last day of trading would be the Friday before. The Company reserves the right to change these dates without prior notice.
Even if the trading window is open, you cannot trade if you are in possession of material nonpublic information.
2.Special restricted trading periods
From time to time, the Company may also prohibit directors, officers, employees, consultants, contractors and other agents of the Company from engaging in transactions involving the Company’s securities when, in the judgment of the Company, a trading restriction is warranted. The Company will generally impose special restricted trading periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special restricted trading period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special restricted trading periods may be declared for any reason.
The Compliance Officer or other designated person will notify those persons subject to a special restricted trading period. Each person who has been so identified and notified by the

Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, nor may the person disclose to other persons that he, she or it is subject to a special restricted trading period or is otherwise restricted from trading in the Company’s securities.
3.Persons Not Subject to Restricted Periods
Regardless if you are, or are not, subject to a Quarterly Trading Restriction (or other special restricted trading period), you are always still subject to the restrictions on insider trading set forth in this Policy. According, if you are aware of material nonpublic information, you are prohibited from engaging in any transactions involving the Company’s securities until such information has been publicly disseminated in accordance with the requirements of Regulation FD and has been fully absorbed by the marketplace, regardless of whether you are not subject to a Quarterly Trading Restriction. If you have any questions regarding whether it is permissible for you to trade, you should contact the Compliance Officer.

F. PRE-CLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions” below, members of the Board of Directors, Executive Officers reporting directly to the Chief Executive Officer and certain other employees and agents of the Company that are specifically identified by the Company as requiring pre-clearance approval, must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. (The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Company’s Chief Executive Officer or Chief Financial Officer has pre-cleared the transaction.) From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals who have regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or the Compliance Officer that you are not in possession of material nonpublic information. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

G. LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times. Any other exception from this Policy must be approved by the Compliance Officer and may require additional approval from the Board of Directors.
1. 10b5-1 trading plans
The SEC has enacted rules set forth in Rule 10b5-1 under the Exchange Act that provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. Transactions made pursuant to a written 10b5-1 trading plan that complies with applicable law and is approved by the Compliance Officer are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or restricted trading periods established under this Policy. Rule 10b5-1(c) offers an affirmative defense where a person trades in securities at a time when he or she is aware of material nonpublic information, provided:
▪before becoming aware of the material nonpublic information, the person had entered into a binding contract to trade, instructed another person to trade, or adopted a written plan for trading the company security;
▪the contract, instruction, or plan either specifies or provides a written mechanism to determine the amount, price, and date of the trade(s) or prohibits the person from exercising any subsequent influence over how, when, or whether to effect the trade(s);
▪purchases or sales are made in compliance with the plan; and
▪the plan is “entered into in good faith, and not as part of a plan or scheme to evade” the general prohibition against trading on the basis of material nonpublic information.
All 10b5-1 trading plans must comply with applicable law as well as any criteria or requirements as determined by the Company’s Compliance Officer from time to time, including without limitation, any applicable “waiting” and/or “cooling off” periods, and limitations on the number of plans or changes to an existing plan. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1 and other criteria as may be determined by the Compliance Officer from time to time. Accordingly, you must confer with the Compliance Officer prior to entering into or modifying any trading plan, and you must notify the Compliance Officer upon termination of any trading plan. Trading plans must be filed with the Compliance Officer and must be accompanied with a certificate signed by the person adopting the trading plan that affirmatively states that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.
2.Receipt and vesting of stock options, restricted stock units, restricted stock and stock appreciation rights
The trading restrictions under this Policy do not apply to the grant itself of stock options, restricted stock units, restricted stock or stock appreciation rights by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any such securities, except as specifically provided below under the heading “Sale of shares to cover tax withholdings.”
3.Sale of shares to cover tax withholdings
    The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, the grant provided for the automatic sale of shares for tax withholding purposes upon vesting, or prior to such sale and during an open trading window where you do not possess material nonpublic information, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Compliance Officer.
4.Exercise of stock options for cash (exercise and hold)
The trading restrictions under this Policy do not apply to the exercise of stock options with cash (whether via wire or by check) under the Company’s stock option plans (i.e., exercise and hold). Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election (to the extent offered by the Company) to have the Company automatically withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (1) the sale of any securities issued upon the exercise of a stock option, (2) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (3) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
5.Purchases from the employee stock purchase plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan, if any, or to purchases of securities under such plan. However, the trading restrictions do apply to any subsequent sales of any such securities.

6.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
7.Bona fide gifts and inheritance
The trading restrictions under this Policy do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.
8.Change in form of ownership
Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

H. COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
1.Obligations under Section 16
Section 16 of the Exchange Act, and the related rules and regulations, set forth (1) reporting obligations, (2) limitations on “short-swing” transactions and (3) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.
The Board of Directors of the Company has determined the persons specified as Section 16 insiders and that are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company, which include all members of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer and all other executive officers who are designated as Section 16 officers by the Board of Directors from time to time.
2.Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
3.Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

APPENDIX A

ADDITIONAL TYPES OF TRANSACTIONS
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and restricted trading periods, to the extent applicable.
1.Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.
2.Derivative securities and hedging transactions
You are prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans, including exercises thereof and purchases of the underlying shares, or other compensatory arrangements with the Company are not subject to this prohibition.
Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.
3.Using Company securities as collateral for loans
You may not pledge Company securities as collateral for loans, except as otherwise expressly approved by the Company’s Board of Directors or Nominating & Corporate Governance Committee of the Board of Directors. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations and Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

4.Holding Company securities in margin accounts
If you are required to comply with Section 16 of the Exchange Act or subject to the quarterly trading restrictions or the pre-clearance requirements under this Policy, you may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.
5.Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to restricted trading periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

BACKBLAZE, INC.
INSIDER TRADING POLICY

GENERAL REQUIREMENTS FOR 10B5-1 TRADING PLANS
(Approved April 22, 2021; Amended February 9, 2023)

These 10b5-1 Trading Plan Requirements are intended to supplement and be used in conjunction with the Company’s Insider Trading Plan. For transactions under a 10b5-1 trading plan to be exempt from (i) the prohibitions in the Company’s Insider Trading Policy with respect to transactions made while aware of material nonpublic information and (ii) the pre-clearance procedures and restricted trading periods established under the Insider Trading Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and, unless otherwise pre-approved in writing by the Company’s Compliance Officer, must meet the following requirements:
A. Plan Adoption
1.The trading plan for pre-determined trades must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
●the person adopting the trading plan is not aware of any material nonpublic information; and
●there is no quarterly, special or other trading restriction in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. In addition, all persons entering into a trading plan must act in good faith with respect to that plan during its term.
4.The trading plan shall be executed only through brokers identified and/or approved by the Compliance Officer in his or her sole discretion.
5.A copy of the trading plan, including any modifications or termination notices, must be filed with the Compliance Officer with an executed certificate stating that the trading plan complies with Rule 10b5-1 and the criteria set forth above.
B. Plan Design
6.The first trade under a trading plan may not occur until after 30 calendar days after adoption of the trading plan for a person who is not a director or officer (as defined under SEC Rules) of the Company. For a director or officer (as defined under SEC Rules) of the Company, the first trade under a trading plan may not occur until the later of (i) 90 calendar days; or (ii) 2 business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but not to exceed 120 days).
7.The trading plan must have a minimum term of one year from the date of adoption.
8.The trading plan should not be designed to specifically trigger trading activity during a period that may cause undue suspicion of inappropriate activity (e.g., immediately prior to quarterly earnings announcements).
9.Persons may not have multiple, overlapping trading plans. Only a single trading plan may be in effect at any given time for each person; provided, however, that a second trading plan may be adopted in advance and otherwise in accordance with these requirements and the Company’s Insider Trading Policy, to become effective upon the planned expiration (not including early termination) of an existing trading plan.
C. Plan Modifications and Termination
10.Regarding modifications:
●A person may not make more than two (2) modifications to a trading plan in any rolling twelve month period.
●The trading plan may only be modified when the person modifying the trading plan is not aware of material nonpublic information.
●The trading plan may only be modified when there is no quarterly, special or other trading restriction in effect with respect to the person modifying the plan.
●The first trade under the modified trading plan may not occur until 30 calendar days following modification of the trading plan for a person who is not a director or officer (as defined under SEC Rules) of the Company. For a director or officer (as defined under SEC Rules) of the Company, the first trade under a modified plan may not occur until the later of (i) 90 calendar days; or (ii) 2 business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was modified (but not to exceed 120 days). The existing plan would remain in effect until the modified plan comes into effect.
11.A trading plan may be terminated at any time.
12.The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
D. Other Provisions
13.All transactions under the trading plan must be in accordance with applicable law.
14.The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine from time to time.

15.The individual adopting the trading plan may not enter into any hedging transaction with respect to the securities subject to the trading plan in accordance with the Company’s Insider Trading Policy.
16.In the event of any conflict between these 10b5-1 trading plan general requirements and a 10b5-1 trading plan with a broker, these 10b5-1 trading plan general requirements shall control.
17.The Company reserves the right to automatically suspend all trading activity under 10b5-1 plans if, after advice of counsel, the Company deems it appropriate to do so. In such event, the Company will provide notice to affected 10b5-1 plan holders as soon as practicable.
18.The Company’s Insider Trading Policy does not expressly prohibit persons from trading outside of a trading plan, provided such trading is done in compliance with the Company’s Insider Trading Policy and securities laws. Please consult with the trading plan broker to confirm whether the broker permits trading outside of the trading plan with respect to shares or stock options that are included within the trading plan.